UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2007

R.H. DONNELLEY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation) 1001 Winstead Drive, Cary NC (Address of principal executive offices)	1-07155 (Commission File Number) Registrant’s telephone number, including area code: (919) 297-1600	13-2740040 (IRS Employer Identification No.) 27513 (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On September 18, 2007, R.H. Donnelley Inc. (the “RHDI”), a wholly owned subsidiary of R.H. Donnelley Corporation (the “Company”), announced that RHDI was commencing a cash tender offer to purchase all of its outstanding $600 million aggregate principal amount of its 10⅞% senior subordinated notes due 2012 (CUSIP Nos. 749564AD2, 749564AC4 and U76218AB9). In conjunction with the tender offer, RHDI is soliciting consents to proposed amendments to the indenture pursuant to which the notes were issued.

Holders tendering their notes will be deemed to have delivered their consent to the proposed amendments to the indenture governing the notes, which will eliminate substantially all of the restrictive covenants contained in the indenture and the notes and modify or eliminate certain other related provisions in the indenture and the notes. Tendered notes may not be withdrawn and consents may not be revoked.

Holders who tender their notes and deliver their consents at or prior to 5:00 p.m., New York City time, on October 1, 2007 (unless extended by RHDI, the “Early Tender Premium Deadline”), will receive, for each $1,000 principal amount of notes tendered, total consideration equal to $1,066.16. Holders who tender their notes and deliver their consents after the Early Tender Premium Deadline and at or prior to 8:00 a.m., New York City time, on October 17, 2007 (unless extended or earlier terminated by RHDI, the “Expiration Time”), will receive, for each $1,000 principal amount of notes tendered, tender offer consideration equal to $1,036.16. Accrued and unpaid interest from the last interest payment date of June 15, 2007 to, but not including, the applicable settlement date will be paid on the applicable settlement date in respect of all notes tendered and accepted for payment. No consideration is being offered for delivery of consents.

The terms of the offer to purchase and consent solicitation, including the conditions to RHDI’s obligations to accept the notes tendered and consents delivered and pay the total consideration or tender offer consideration, as applicable, are set forth in RHDI’s offer to purchase and consent solicitation statement, dated September 18, 2007. There are a number of conditions to RHDI’s obligation to accept the notes tendered and consents delivered and to pay the total consideration or tender offer consideration, as applicable, including that a majority of the aggregate principal amount of notes outstanding be validly tendered prior to the Early Tender Premium Deadline as well as the receipt by RHDI of an amount of proceeds from the Company’s concurrent senior debt financing sufficient for RHDI to pay the total consideration for all the outstanding notes. RHDI may extend or terminate the tender offer and consent solicitation in its sole discretion at any time and from time to time.

J.P. Morgan Securities Inc. is the dealer manager for the tender offer and the solicitation agent for the consent solicitation. Questions or requests for assistance may be directed to J.P. Morgan Securities Inc. (telephone: (212) 270-3994 (call collect) or (800) 245-8812 (call toll free)). Requests for documentation may be directed to MacKenzie Partners, Inc., the information agent (telephone: (212) 929-5500 (call collect) or (800) 322-2885 (call toll free)). The Depositary for the tender offer and consent solicitation is The Bank of New York.

This report does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to the notes. That offer or solicitation will be made only by means of the offer to purchase and consent solicitation statement and related consent and letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law. The information in this report is qualified by reference to the offer to purchase and consent solicitation statement and the related consent and letter of transmittal.

Caution Concerning Forward-Looking Statements

Certain statements contained in this report regarding the Company’s future operating results, performance, business plans or prospects and any other statements not constituting historical fact are “forward-looking statements.” Where possible, words such as “believe,” “expect,” “anticipate,” “should,” “will,” “would,” “planned,” “estimates,” “potential,” “goal,” “outlook,” “may,” “predicts,” “could,” or the negative of those words and other comparable expressions, are used to identify such forward-looking statements. Actual events or results may differ materially. In evaluating those statements, you should specifically consider various factors, including the risks and uncertainties discussed below. Those factors may cause actual results to differ materially from any of the Company’s forward-looking statements. All forward-looking statements attributable to the Company or a person on the Company’s behalf are expressly qualified in their entirety by this cautionary statement. All forward-looking statements reflect only the Company’s current beliefs and assumptions with respect to future results, business plans and prospects, and are based solely on information currently available to the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity or performance. These forward-looking statements are made as of the date of this Statement and, except as required under the federal securities laws and the rules and regulations of the Commission, the Company assumes no obligation to update or revise them or to provide reasons why actual results may differ. Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements are described in detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 in Item 1A “Risk Factors” as well the Company’s other periodic filings with the SEC that are available on the SEC’s website at www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R.H. DONNELLEY CORPORATION

By:	/s/ Robert J. Bush
Name: Robert J. Bush
Title: Senior Vice President, General Counsel & Corporate Secretary

Date: September 19, 2007